Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Impax Laboratories, Inc.

We consent to the use of our reports dated February 26, 2013, with respect to the consolidated balance sheets of Impax Laboratories, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/KPMG LLP

Philadelphia, PA

June 14, 2013